EXHIBIT 2.1


                           DOCKET NO. ____________
APPLICATION OF CENTRAL POWER                           BEFORE THE
AND LIGHT COMPANY, WEST TEXAS
UTILITIES COMPANY, AND                          PUBLIC UTILITY COMMISSION
SOUTHWESTERN ELECTRIC POWER
COMPANY FOR APPROVAL OF
PROPOSED BUSINESS SEPARATION PLAN                       OF TEXAS


                 PETITION OF CENTRAL POWER AND LIGHT COMPANY,
                       WEST TEXAS UTILITIES COMPANY, AND
                      SOUTHWESTERN ELECTRIC POWER COMPANY
            AND REQUEST FOR THE TIMELY ENTRY OF A PRELIMINARY ORDER
            -------------------------------------------------------

        Central Power and Light Company, West Texas Utilities Company, and Southwestern Electric Power Company (the Companies) jointly file the attached Business Separation Plan-Filing Package pursuant to Section 39.051 of the Public Utility Regulatory Act (PURA) and P.U.C. SUBST. R. 25.342. The Companies seek approval of the plan by the Public Utility Commission of Texas (Commission) as well as the more specific relief requested below.

                               I. THE APPLICANTS

        Each of the Companies is a wholly owned subsidiary of Central and South West Corporation (CSW), a public utility holding company registered under the Public Utility Holding Company Act of 1935 with utility subsidiaries that provide electric service to approximately 1.7 million customers in four states.

        Central Power and Light Company is headquartered in Corpus Christi, Texas, and provides electric service in south Texas. West Texas Utilities Company is headquartered in Abilene, Texas, and provides electric service in west Texas. Southwestern Electric Power Company is headquartered in Shreveport, Louisiana, and provides electric service in east Texas and in portions of Louisiana and Arkansas.

                         II. DESIGNATED REPRESENTATIVES

       Philip F. Ricketts                Joe N. Pratt
       Bracewell & Patterson, L.L.P.     Pratt and Grant, P.C.
       Suite 2300                        Suite 250, One Northpoint Centre
       111 Congress Avenue               6836 Austin Center Boulevard
       Austin, Texas 78701               Austin, Texas 78731
       (512) 472-7800                    (512) 794-2100
       (512) 472-9123 (FAX)              (512) 794-2111 (FAX)

                             III. SERVICE
        Pursuant to P.U.C. PROC. R. 22.74(b), the Companies designate their authorized representative for purpose of service of pleadings as follows:

       Ron Ford
       CSW Services, Inc.
       Norwest Bank Building
       400 West 15th Street, Suite No. 650
       Austin, Texas 78701
       (512) 481-4564
       (512) 481-4588 (FAX)

                          IV. PERSONS AFFECTED
        All customers and classes of customers of the Companies will be affected by this filing.

                            V. JURISDICTION
        The Commission  has  jurisdiction  over this filing  pursuant to Section
39.051 of PURA.

                  VI. THE PROPOSED BUSINESS SEPARATION PLAN
       The proposed business separation plan is set forth in detail in the attached Business Separation Plan-Filing Package, which includes supporting testimony.

        The plan proposes that full legal entity or structural separation of the Companies occur in two stages in order to minimize refinancing costs that must be incurred to address existing contractual requirements related to existing securities issued by the Companies. The first stage would occur on January 1, 2002, and would last up to six years. By January 1, 2002, separate legal entities with separate management would be established to conduct energy delivery, power generation, and retail electric provider businesses. During the first-stage period, the electric delivery and generation assets, as well as certain operating employees, will remain with the Companies, although those assets and employees will be managed and controlled by the electric delivery and power generation businesses. The primary purpose of the Companies after January 1, 2002, will be to hold legal ownership of the electric delivery and generation assets. All employees and assets needed by the retail electric provider will be transferred to it by January 1, 2002. No later than January 1, 2008, all assets and employees of the Companies will have been transferred to the energy delivery company and power generation company as the existing contractual requirements that affect the transfer of legal ownership of assets are eliminated through refinancing in a cost efficient manner. Further details of the Companies' plan are contained in the testimony of Mark D. Roberson and Wendy D. Hargus that is a part of this filing.

        The plan also requests certain approvals, to the extent the Commission deems them necessary, for the Companies to continue offering certain services from September 1, 2000, to January 1, 2002.

                      VII. REQUEST FOR A PRELIMINARY ORDER
        The Companies believe that the above-described two-stage process complies with the letter and intent of the industry restructuring provisions of PURA. However, in the event that the Commission decides to require transfers of employees and the legal ownership of all assets by January 1, 2002, it will be necessary for the Companies to immediately begin implementing a number of federal and other state filings to accomplish such a transfer. If the Companies first learn of this request in late 2000 or early 2001, when a final order is issued in this proceeding, it will be very difficult, if not impossible, to obtain the necessary federal and state approvals for the asset transfers by January 1, 2002. Accordingly, the Companies respectfully request that the Commission timely issue a preliminary order in this case which addresses the issue of whether the Companies' proposed two-step plan complies with PURA.

                          VIII. PROTECTIVE ORDER
        While no confidential information is being filed in the Business Separation Plan-Filing Package, the Companies anticipate that during the course of this proceeding they may be asked to furnish confidential information, the disclosure of which to third parties would place the Companies at a severe competitive disadvantage or cause the Companies to violate contractual confidentiality obligations. Therefore, the Companies may later request that a protective order be entered in this case.

                                 IX. NOTICE
        The Companies propose that notice of this case consist of published newspaper notice in the service areas of each of the Companies once a week for two consecutive weeks. The companies further propose that individual notice be provided to each participant in Project No. 20970; to each intervenor in Docket No. 19265, the proceeding involving the merger of CSW and American Electric Power Company; and to each municipality served by the Companies. A copy of a proposed public notice for newspaper publication is attached as Exhibit 1. The Companies propose that the individual notice to the above persons and entities consist of a copy of the proposed public notice sent by electronic mail or first class mail.

                    X. REQUESTED COMMISSION ACTIONS
       1.    The   Companies  request  that  the  proposed  business  separation plan be approved, including any necessary waivers to continue to provide certain competitive energy services until January 1, 2002.

       2.    The   Companies   request   that  the  Commission  timely  issue  a
 preliminary   order   declaring   that   the  Companies'   proposed   two-stage
 restructuring plan complies with PURA and the Commission's rules.

       3. The Companies further request that the Commission approve the proposed form of notice.

                        Respectfully submitted,

BRACEWELL & PATTERSON, L.L.P.            PRATT AND GRANT, P. C.
Suite 2300                               Suite 250, One Northpoint Centre
1 I 1 Congress Avenue                    6836 Austin Center Boulevard
Austin, Texas 78701                      Austin, Texas 78731
(512)472-7800                            (512)794-2100
(512)472-9123 (fax)                      (512)794-2111 (fax)


BY:  /s/ Philip F. Ricketts               By:  /s/Joe N. Pratt
         Philip F. Ricketts                       Joe N. Pratt
      State Bar 16882500                  State Bar No. 16240100

                              ATTORNEYS FOR APPLICANTS

                                                                       EXHIBIT 1
                                                                     Page 1 of 2


                                PUBLIC NOTICE

        On January 10, 2000, Central Power and Light Company, West Texas Utilities Company, and Southwestern Electric Power Company (the Companies) filed with the Public Utility Commission of Texas (the Commission) a business separation plan as required by Section 39.051 of the Public Utility Regulatory Act (PURA) and Section 25.342 of the Commission's substantive rules. As required by Section 39.051 of PURA, the plan proposes that each of the companies, subject to certain actions by other federal and state regulatory authorities, be separated into three new businesses, one of which will provide transmission and distribution or electric delivery services to competitive retail electric providers, one of which will be a competitive retail electric provider, and one of which will provide competitive wholesale generation services. The plan further provides that each newly created business will operate independently of each other pursuant to a code of conduct which will govern transactions between the businesses and their affiliates, after the introduction of electric competition, to recognize federal and state code of conduct requirements and appropriate business practices.

        The three new businesses will be managed by three new separate legal entities which will be created by January 1, 2002, at which time all functions now provided by the Companies will be separated into the new businesses. All assets and employees of the Companies will be transferred to the new legal entities by January 1, 2008.

        The plan also contains a proposal for physical separation of the new businesses, for sharing of information and technology systems, and for maintenance of separate books and records for the new businesses. It also provides details regarding the separation of functions and operations among the new businesses, financial and legal aspects of the proposed business separation, asset and liability transfers to the new businesses, and the provision of corporate support services through a separate organization. It also contains a proposed plan for interim separation of certain services designated by the Commission as "competitive energy services" on or before September 1, 2000, as required by Section 39.051 (a) of PURA and Section 25.343 of the Commission's substantive rules.

                                                                       EXHIBIT 1
                                                                     Page 2 of 2


        The plan does not propose any change in the existing rates of the Companies. On April 1, 2000, the Companies will file an application with the Commission requesting that rates be set for the new transmission and distribution utility business which begins operation on January 1, 2002.

        This filing has been assigned Docket No. ____. Persons who wish to intervene or comment upon these proceedings should notify the Commission. A request to intervene or for further information should be mailed directly to the Public Utility Commission of Texas, P. O. Box 13326, Austin, Texas 78711-3326. Further information may also be obtained by calling the Commission's Office of Consumer Affairs at (512) 396-7120. Hearing and speech impaired individuals with text telephones may contact the Commission at (512) 936-7136.

                            Central and South West
                     BUSINESS SEPARATION PLAN FILING PACKAGE
                                January 10, 2000

1. Application. The filing requirements in this filing package shall apply to the electric utilities that file with the Commission their plan to implement business separation as required under Section ss.39.051 of Public Utility Regulatory Act (PURA) relating to Unbundling.

2. Electronic Files. To the maximum extent possible, the BSP-FP, including testimonies, schedules, and workpapers, shall be provided to all participants on diskette or CD-ROM format on date of filing in an electronic format (e.g., diskette, CD-ROM, or via electronic mail) on the date of filing. Any numerical data provided electronically shall be in Microsoft Excel (preferred), Lotus Symphony, Lotus 1-2-3, or ASC II format for a MS-DOS formatted computer.

3. Workpapers. Concurrently with the filing of 11 copies of the BSP-FP, the utility must also separately file with the Commission 11 complete sets of workpapers used in the preparation of certain schedules, subject to the provisions of General Instruction No. 34 dealing with voluminous workpapers. In addition one (1) complete set of the same workpapers shall be delivered to the Office of Public Utility Counsel on the date of filing. Upon request by any person moving to intervene (which request may be made prior to any anticipated rate filing), the utility will furnish to such person a set of the workpapers filed with the Commission

      a. Workpaper referencing format: The workpaper reference shall always begin with the characters "WP/" followed by the schedule to which the workpaper refers. Specific workpapers shall then be referenced by ascending numbers. The resulting series of workpapers shall have a pyramid structure, with the top workpaper (the workpaper with the least complicated reference, for example WP/A-1) being the workpaper which directly reflects the amounts shown on a particular schedule (in this case, Schedule A-1). The next level down the pyramid (using the A-1 series, this would be WP/A-1/1) would contain information which explains a portion of the top workpaper (in this case, WP/A-1). Each successive level down the pyramid would explain something from the next higher level.

      b. Workpaper content: All assumptions, calculations, sources, and data supporting allocation or functionalization of the reporting period expenses and/or balances shall be included in the workpaper supporting each schedule. In addition, specific numbers which "tie" between the schedule and the workpaper must be referenced on both the workpaper and the schedule.

     c. Workpaper location: All workpapers not considered voluminous (See General Instruction No. 4, below) shall be organized and appear in the same order as the schedules they support.

4. Voluminous Material. For any individual schedule or supporting workpaper that consists of 100 or more pages and is not available electronically, the company may designate such information as voluminous. All voluminous material shall be made available in a designated location in Austin on the date of filing. If the volume of the data meet the threshold for the "freight car doctrine" [eight linear feet of document], the requested material shall be made available at its normal repository on the date of filing. The utility shall provide a schedule detailing all normal repositories and cross-reference all BSP-FP schedules to the information contained in those repositories. The utility shall deliver a copy of all voluminous materials not subject to the "freight car doctrine" to both the Office of Regulatory Affairs (ORA) and the Office of Public Utility Counsel on the day of filing the BSP-FP application.

5. Numbering of Schedules. Schedules shall be referenced by schedule number and name as indicated in each instruction and shall identify the witness sponsoring the schedule. Schedules, which are not applicable, shall be so designated.

6. Confidentiality. If the utility claims that requested information is confidential, a statement to that effect shall be included in the BSP-FP in the schedule where the information is requested. All information requested in the schedule for which the utility does not claim confidentiality shall be included in the appropriate BSP-FP schedule. The utility shall include as part of Section M a signed statement by its attorney that presents, for each schedule or section for which the utility claims that the requested information is confidential, the claimed reasons that the information should be treated as confidential and that states that the attorney has reviewed the information sufficiently to state in good faith that the information is confidential.

      Until a protective order is issued, the utility shall provide ORA or a party granted intervenor status the information claimed to be confidential if the party agrees to be bound by the draft protective order contained in Section M as if it had been issued. Use of the draft protective order contained in Section M as a confidentiality agreement pending issuance of a protective order does not preclude issuance of a protective order that differs from the draft protective order contained in Section M.

                   FILING REQUIREMENTS FOR BUSINESS SEPARATION PLAN AND
                         COMPLIANCE WITH CODE OF CONDUCT

This Business Separation Plan Filing Package (BSP-FP) shall be used by utilities in preparing their plans for business separation or unbundling required by the Public Utility Regulatory Act ss.39.051 (PURA), and P.U.C. SUBST. R. 25.342, relating to Electric Business Separation. The requested information shall be provided to the extent known at the time of filing, except for Section L which requires complete information by January 10, 2000. If information is not known, the utility shall state so, and provide an estimated date when such information will be known and a supplemental report submitted to the commission for approval. Utilities shall have their completed plan filed no later than May 1, 2001. The requested disclosures apply only to the activities, which the company provides as an integrated utility prior to separation, and to services between the transmission and distribution utility and its affiliates. The utility shall maintain consistency among the BSP-FP and P.U.C. SUBST. R. 25.341 relating to Definitions, P.U.C. SUBST. R. 25.343 relating to Competitive Energy Services, P.U.C. SUBST. R. 25.344 relating to Cost Separation Proceedings, and P.U.C. SUBST. R. 25.346 relating to Separation of Electric Utility Metering and Billing Service Costs and Activities. In addition to the specifically requested information, the utility may provide any information or documentation it believes could be helpful to the commission when evaluating the plan.

LIST OF REQUIRED TESTIMONY:
The company shall provide testimonies to address the issues under each section.

Section A) Table of Contents. This section shall provide a list of testimonies, schedules, supporting witnesses, and issues addressed in each section.

Section #  Supporting Witness   Issues Addressed
---------  ------------------   ----------------
ss.B         Mark D. Roberson   Mr. Roberson summarizes the requests for relief
                                contained within the separation plan of the Companies, introduces the various witnesses, and discusses issues surrounding consistency between the proposed separation plan and SB7. Mr.
                                Roberson also generally describes CSW's proposed two-stage structural separation proposal and how it complies with SB7 and PUCT requirements.
                                Finally, Mr. Roberson summarizes CSW's position on the various other sections of the Business
                                Separation Plan Filing Package (BSP-FP).

ss.C         Wendy G. Hargus    Ms. Hargus describes the financial and legal
                                aspects of CSW's proposed business separation plan, specifically CSW's two-stage structural separation and how it will minimize refinancing cost. Ms. Hargus also discusses the proposed capital structures of the new companies that will be created, the effect of the business separation plan on the CSW money pool, and the status of CPL's securitization filing made pursuant to SB7.

ss.D         Preston Kissman    Mr. Kissman discusses CSW's new regulated
                                Transmission and Distribution Utility - Energy
                                Delivery Company (EDC).  Mr. Kissman describes
                                EDC's structure, services offered by EDC, personnel requirements, separation from CSW's power generation company and retail electric provider, necessary facilities, and the information technology and equipment necessary to continue providing reliable service. He also addresses a certain competitive energy service, pulse metering, that the companies seek to offer after September 1, 2000.

ss.D         Michael S.         Mr. Isenberg discusses CSW's new power
             Isenberg           generation company which will be separated from
                                the current integrated utilities. Mr. Isenberg describes the functions that the power generation company will perform, and the staffing and personnel requirements for the new organization.

Section #  Supporting Witness   Issues Addressed
---------  ------------------   ----------------
ss.D         Robert G. Goumaz   Mr. Goumaz describes the development of CSW's
                                new retail electric provider (REP) which is being created as a result of SB7. He discusses the organizational structure and the functions the REP will perform, the assets and information technology systems required to perform those functions, and the steps that will be taken to ensure that the transfer of retail customers from CSW's integrated utilities to its REP will not adversely affect the reliability and quality of customer service provided to those customers.

ss.E         Stacy Noel         Ms. Noel describes the methodology that will be
                                used by the CSW Texas companies to complete physical separation of facilities, equipment, and employees needed to accomplish the business separation required by SB7.

ss.F         Debbie L. Potter   Ms. Potter describes the access controls and
                                firewalls that will be in place to prevent
                                employees of a competitive affiliate from
                                gaining access to confidential information about
                                EDC system operations.  Ms. Potter demonstrates
                                that CSW currently has structural, transactional
                                and behavioral safeguards in place that will be
                                expanded to meet the requirements of the Code of
                                Conduct.
ss.G         R. Russell Davis   Mr. Davis describes the accounting for the
                                separation of business organizations, the accounting for the transfers of assets and liabilities, the allocation methods and accounting for assets and equipment that is shared, and the allocation methods to be utilized and the accounting for shared services.

ss.H         R. Russell Davis   Mr. Davis describes the Corporate Support
                                Services Organization that will exist within the CSW System, lists the corporate support services to be provided by the organization, and discusses the allocation methods to be utilized and the accounting for corporate support services.

ss.I         R. Russell Davis   Mr. Davis describes the keeping of separate
                                books and records.

ss.J         David P. Sartin    Mr. Sartin discusses CSW's internal codes of
                                conduct and demonstrates their consistency and compliance with applicable PURA and PUCT requirements and how CSW's business separation plan (during both the period January 10, 2000 to December 31, 2001 and from January 1, 2002 forward) complies with internal and PUCT codes of conduct.

ss.K         None               None

Section #  Supporting Witness   Issues Addressed
---------  ------------------   ----------------
ss.L         Billy G. Berny     Mr. Berny describes in detail CSW's plans for
                                separating competitive energy services and shows that CSW's plan to separate its competitive energy services meets the requirements of applicable PURA and PUCT requirements. Mr.
                                Berny also presents CSW's plans concerning certain services that are currently offered under PUCT-approved tariffs.

ss.M         None               None

Section B) Executive Summary of the Business Separation Plan. This section shall address the issues listed below:

      1.    Overview of the present structure of the integrated utility;
            CSW is a legal entity incorporated in the State of Delaware. It is a registered holding company under the Public Utility Holding Company Act of 1935. CSW's corporate office is located in Dallas, Texas. CSW owns and operates four fully integrated electric utility companies (CPL, WTU, PSO, and SWEPCO), one service company (CSWS) and several unregulated companies. Each of the four electric utilities, with support from CSWS, currently constructs, operates, and maintains generation and T&D facilities and provides energy services to end-use and wholesale customers.

            Management of generation, transmission planning and design, project management, and many other functions which can be performed most cost-effectively on a shared basis (such as accounting, information technology, purchasing, and cash management) is centralized within the CSWS organization. The Energy Delivery organization within CSWS manages all T&D functions within the electric utility companies, with asset ownership maintained in the electric utility companies. CSWS Power Generation centrally manages all CSW generation, although asset ownership remains within the individual electric utility companies. Also, centralized within the CSWS Customer Relations organization are the customer service functions of the electric utility companies.

            An organization chart showing CSW's current structure is included in the attachments at the end of this section.

            The testimony of Wendy Hargus provides additional detail regarding CSW's current structure.

     2. Overview of the separation plan, including but not limited to, the following issues:
            The plan proposes that full legal entity or structural separation of the Companies occur in two stages in order to minimize refinancing costs that must be incurred and to comply with existing contractual requirements relate to existing securities issued by the existing utility companies. The first stage would begin on January 1, 2002, and would last up to six years. By January 1, 2002, separate legal entities with separate managements would be established to conduct energy delivery, power generation, and retail electric provider businesses. During the first-stage period, the electric delivery and generation assets, as well as certain operating employees, will remain with the existing utility companies, although those assets and employees will be managed and controlled by the EDC and PGC companies. The primary purpose of the existing utility companies after January 1, 2002, will be to hold legal ownership of the electric delivery and generation assets. All employees and assets needed by the retail electric provider will be transferred to it by January 1, 2002. No later than January 1, 2008, all assets and employees of the existing utility companies will have been transferred to the EDC and PGC when the existing contractual requirements of the Companies' debt instruments that restrict the transfer of legal ownership of assets are eliminated through refinancing in a cost-efficient manner. Further details of the Companies' plan are contained in the testimony of Mark D. Roberson and Wendy G. Hargus.

            The proposed organization charts for each stage of the plan are included in the attachments to this section.

            The proposed business separation plan is formulated on a stand-alone CSW basis, reflecting the current status of the CSW system. The pending merger between CSW and American Electric Power Company, Inc.

            (AEP) will result in a change of ownership and executive management of CSW, but should not substantially affect the components of the proposed restructuring plan. Any changes to the proposal that would result due to changes in management and ownership resulting from the merger are expected to be minor in nature. To the extent that this business separation plan changes as a result of the merger, timely amendments will be filed with the Commission.

            (a) Specific type of separation chosen (affiliated, non-affiliated, divestiture) and how such method will comply with PURA ss.39.051 and ss.39.157;
                  CSW proposes a two-stage structural separation plan, continuing to utilize a holding company structure. This structure will result in each of the three separated businesses being  affiliated  first-tier subsidiaries of CSW.

                  The two-stage plan is permissible  under PURA ss.ss.39.051 and
                  39.157 because essentially all aspects of structural separation would be present, including the creation of separate legal entities for the EDC, the PGC, and the REP; full operational separation; separate accounting systems; legal separation of management and control of operations and assets; and full effectiveness of the Code of Conduct. Only the transfer of legal ownership of the assets and transfer of certain operating personnel would be deferred during Stage 1 to minimize refinancing costs that will be incurred to eliminate existing contractual impediments on asset ownership transfers, thereby producing an estimated savings of at least $35 million NPV based upon the current base case estimate. The proposal meets both the literal requirements and the spirit of

                  PURA ss.39.051. The literal requirements are met by having separate generating, T&D and retail companies with real separate identities, including separate books and records, and separate management. Stage 1 permits the existing utility companies to honor the contractual commitments of their existing debt instruments without increasing the significant costs of refinancing the outstanding debt by January 1, 2002. It also meets the spirit of PURA ss.39.051, which is to create a competitive environment and to prevent the regulated T&D utility from providing preferential treatment to, or somehow subsidizing, its competitive affiliates.

                  The  plan  fully   complies   with  the   provisions  of  PURA
                  ss.39.051 and ss.39.157.

                  The testimony of Ms. Hargus provides a detailed explanation of the basis for CSW's plan.

            (b)   Timeline  to  implement  the  major milestones in the business
                  separation   plan;
                  Two major milestones exist for CSW's restructuring plan. The first is January 1, 2002, at which time Stage 1 will commence with all aspects of full structural separation present except the transfer of the legal ownership of the T&D and generation assets. The second is Stage 2 commencing by January 1, 2008, by which time full transfer of legal ownership of assets and all employees will have occurred after existing contractual restrictions have been eliminated in a cost-efficient manner.

            (c) Measures taken to ensure that reorganization will not affect safe and reliable operations of the generation, transmission, and distribution systems;
                  The ongoing responsibility for the safe and reliable operation of generation facilities will continue to reside with generation management and power plant employees, as it does today. No significant changes in the responsibilities, management oversight, or number of employees needed for operations and maintenance of generation units are contemplated as a result of restructuring. While it is likely that increased competition in the Texas generation market could change the role of certain units in the future, it is anticipated that rules imposed by an independent system operator and contractual commitments to generation customers will be sufficient to ensure the units' safe and reliable operation. Michael S. Isenberg addresses the safe and reliable operation of the generation system in his testimony.

                  Safe and reliable operation of the T&D systems will likewise be unaffected by the reorganization. There will not be significant changes in the job descriptions of employees performing T&D operations, except that jobs relating to competitive energy services are being redefined or eliminated and new jobs will be added to provide services to REPs. EDC central operations will have its headquarters in Tulsa, Oklahoma, where the majority of management personnel are currently located. Most of the nonmanagement personnel will be located where they are today. Very little relocation is anticipated at this time. Facilities, including service centers, warehouses, and offices will continue to be located in close proximity to T&D facilities and end-use customers, ensuring timely response to outages and new service installations, as well as cost-effective and efficient construction, maintenance, and repair of T&D facilities. IT systems required to efficiently and effectively run the T&D business will be used by the T&D business, with support from the centralized IT group. In addition, T&D central operations will have its own separate information services group to support those systems used exclusively in providing T&D services. The testimony of Preston Kissman describes the T&D systems in detail. Safe and reliable operation of the T&D systems will not be affected by the restructuring.

                  Finally, CSW has taken numerous steps to ensure that the transfer of retail customers from CSW's integrated utilities to its REP will not adversely affect the reliability and quality of service provided to those customers. First, CSW has begun the process of allocating to the REP sufficient physical assets and IT and systems to ensure that the REP will be as responsive to customers' needs as the integrated utility companies currently are. Second, training programs will be initiated so that each REP employee thoroughly understands the nature of the business separation plan and will be able to fully communicate with customers about the changing nature of relations with them. Third, the REP plans to test its systems in the pilot program with respect to the transfer of CSW's customers to nonaffiliated REPs. Similarly, the CSW REP's likely participation in pilot programs outside the CSW service area will allow the REP to test its systems to ensure a smooth transition to competition beginning January 1, 2002. The testimony of Robert G. Goumaz addresses the REP's commitment to continued reliable and high-quality service.

            (d) Total estimated amount of assets and liabilities transferred to each company;
                  The total estimated amount of assets to be transferred to each entity is not known at this time. However, Exhibit RRD-2 to the testimony of Mr. Davis shows the general categories of plant assets to be transferred. The transfer of assets will be valued at net book value, in accordance with the rules of the SEC pertaining to registered holding companies and

                  PUC Subst. R. 25.34. Information regarding the amount of assets to be transferred to each company will be provided in a timely manner when those decisions are made, which is estimated to be by April 1, 2000.

                  The total amount of liabilities to be transferred to each entity, which relate primarily to debt, is also not known at this time, but again the transfer will occur at net book value if there is any transfer of debt. Information regarding the amount of liabilities to be assigned to each company will be provided in a timely manner when those decisions are made. As Ms. Hargus discusses in her testimony, most of the outstanding debt of the existing utilities will have to be eliminated in order to transfer ownership of the T&D and generation assets because of existing contractual restrictions.

           (e) Total number of employees in each company/function before and after the separation; and
                  The estimated total number of employees in each function before and after the separation is as follows:


                                                    Before             After
                                                  Separation        Separation
                  Power Generation                   1,638             1,700
                  Transmission & Distribution        4,120         3,700 - 4,200
                  Retail Electric                      0             220 - 270

                  Mr. Isenberg describes the staffing of the PGC operation, Mr. Kissman describes the staffing of the EDC operation, and Mr. Goumaz addresses the staffing of the REP.

            (f) Estimated one-time cost of reorganization; under the company's proposed separation; and
                  CSW has not developed a detailed estimate of the restructuring costs at this time due to the uncertainty of the refinancing costs, the systems that will be required to restructure, and information about how the market structure will develop. However, based on experience in the other states which have restructured, CSW believes that its cost of restructuring will be in the range of $100 to $200 million. The cost of restructuring will include the cost of refinancing, regulatory filings at various state and federal regulatory agencies, physical separation, and the development of IT and accounting systems required to meet the new market structures in both ERCOT and the Southwest Power Pool (SPP). Since the design of competitive systems in the SPP is not yet complete, restructuring costs may increase further. Mr. Roberson addresses estimated restructuring costs in his testimony.

                  CSW will include its estimate of the restructuring costs in its April 1, 2000 Unbundled Cost of Service filing.

            (g) If the company's proposal is not to create separate corporations, the costs necessary to reorganize into separate corporations.
                  CSW proposes to create separate corporations, utilizing the two-stage process described in the plan. The costs necessary to reorganize into separate corporations are provided in Section B. 2.(f) of the BSP-FP and the testimony of Mr. Roberson. A greater cost would be incurred if the utilities were required to transfer legal ownership of the T&D and generation assets as of January 1, 2002, as opposed to the cost that will be incurred to implement CSW's proposed two-stage plan.

    3. Waivers that the company is requesting to any of the requirements of PURA, commission rules, or guidelines regarding the BSP-FP, because of company specific situations (justification for each waiver shall be addressed in detail in related sections);
            CSW requests waivers of the following requirements:

            - CSW seeks a waiver of PUC Subst. R. 25.341(6)(G) to permit the continued provision of information related to customer usage other than as required for the rendering of a monthly electric bill, including pulse service, for customers taking this tariffed services as of September 1, 2000 through January 1, 2002, as explained in Section L of the BSP-FP and the testimony of Billy Berny.
           - If the Commission determines that tariffed transformer lease and maintenance services are competitive energy services, CSW seeks a waiver of PUC Subst. R. 25.341(6)(F) to continue offering these services to existing customers as of September 1, 2000 for the period September 1, 2000 to January 1, 2002, as explained in Mr. Berny's testimony.
           - If the Commission determines that engineering services, machine shop services, and railcar maintenance services currently provided by CSW, Power Generation to non-affiliates are competitive energy services, CSW requests a good cause exception to PUC Subst. R. 25.341(6) to continue providing these services until January 1, 2002, as explained in the testimony of Mr. Isenberg.
           - CSW may request waivers of provisions of the Code of Conduct to the extent necessary to resolve conflicts which could arise with code of conduct rules ultimately adopted by the Arkansas, Oklahoma, or Louisiana regulatory authorities.

      4. The company's planned internal code of conduct consistent with PURA ss.39.157(d) and P.U.C. SUBST. R. 25.272, relating to Code of Conduct for Electric Utilities and Their Affiliates (code of conduct). The company shall include sworn affidavits showing commitment to implement the internal code of conduct; and

            Section J of the BSP-FP and the testimony of David Sartin provide and discuss the interim and final internal Codes of Conduct proposed by CSW. The affidavit of Mr. Roberson showing CSW's commitment to implement the Codes of Conduct is included in the attachments to this section.

      5. A summary of any other information the company believes will be valuable for the commission to approve the plan.
            All information CSW believes will be valuable for the Commission to review in order to approve the plan is contained in the BSP-FP and supporting testimony. CSW will provide any additional information on a timely basis as that information becomes available.

                                   ATTACHMENT
                                     SECTION
                                        B

                          AFFIDAVIT OF MARK D. ROBERSON

1. My name is Mark D. Roberson. I am over 18 years of age and competent to make this affidavit. I am employed by Central and South West Services, Inc. as Vice President Regulatory Affairs. I am an officer of the Company. In that capacity, I am responsible for ensuring company compliance with all rules and regulations of the Public Utility Commission of Texas (Commission). The CSW Code of Conduct which is being filed in this case was developed under my supervision and control as Vice President Regulatory Affairs. I will be a member of the CSW Code of Conduct Management Oversight Team. This affidavit is filed pursuant to Section B-4 of the Business Separation Plan Filing Package.

2. I have carefully reviewed the requirements of the Public Utility Regulatory Act and the Commission's rules regarding codes of conduct for incumbent utilities. I have also carefully reviewed and am familiar with the CSW Code of Conduct.

3. The following demonstrates CSW's commitment to implement and comply with the Code of Conduct:

      a. the company is developing an extensive training and educational program for all employees regarding the Code of Conduct;
      b. the company has created a Code of Conduct Management Oversight Team comprised of three officers to ensure compliance with the Code of Conduct and to take all necessary measures to remedy any violations of the Code of Conduct;
      c. internal audits for Code of Conduct compliance issues will be conducted annually for at least the first three years with extended audits conducted at a minimum of every three years;

      d. an informal complaint procedure has been established so that any allegation of a violation of the Code of Conduct will be fully investigated by an officer of the company;
      e. all employees of CSW companies will be notified of the Code of Conduct and of the importance of compliance with it by each employee. Violations of the Code of Conduct by a CSW employee will result in disciplinary measures, including possible termination of employment; and
      f.    numerous  structural  safeguards  to  ensure  compliance  have  been established. These are detailed in CSW's Code of Conduct as described in the testimony of Mr. David P. Sartin and include, among other safeguards, physical separation of employees and the office space of the various affiliates, certain restrictions on the transfer of employees among affiliates, maintenance of separate books and records by any regulated affiliate of CSW, and instructions to officers and directors who are shared by affiliates regarding the unauthorized transfer of information among certain affiliates.

                                    /S/ MARK D. ROBERSON
                                        MARK D. ROBERSON

SUBSCRIBED AND SWORN TO BEFORE ME this 7th day of January, 2000, to which witness my hand and official seal.


                                    /s/ Steven Beaty
                                    NOTARY PUBLIC, STATE OF TEXAS

MY COMMISSION EXPIRES:
                                    Steven Beaty
July 18, 1000                       Print Name of Notary

                         CURRENT LEGAL ENTITY STRUCTURE
                                (JANUARY 1, 2000)



                      |   Other
             |--------|Unregulated
             |        |Subsidiaries
             |
             |          |Service
             |----------|Company
             |          |(CSWS)
             |
             |--------|CSW Leasing
             |
             |---------|EnerShop
CSW----------|
             |-----------| C3
             |           |Comm
             |
             |-----------| CSW
             |           |Credit
             |
             |--------|    CSW---------|SEEBOARD
             |        |International
             |
             |----------|  CSW
             |          |Energy
             |
             |            CPL-------|SPE             PSO     SWEPCO      WTU
             |             |                          |         |         |
              -------------------------------------------------------------

                         Stage I Legal Entity Structure
                              (2002 - 2008 Period)



                      |Other Existing
             |--------| Unregulated
             |        |Subsidiaries
             |
             |          |Service
             |----------|Company
             |          |(CSWS)
             |
             |--------|   Power             }
             |        | Generation          }
             |        |Company (PGC)        }
             |                              }
             |---------|   Energy           }  newly
             |         |  Delivery          }  created
             |         |Company (EDC)       }  entities
CSW----------|                              }
             |-----------|   Retail         }
             |           |  Electric        }
             |           |Provider (REP)    }
             |
             |
             |            CPL-------|SPE             PSO     SWEPCO      WTU
             |             |                          |         |         |
              -------------------------------------------------------------

                     STAGE II - FINAL LEGAL ENTITY STRUCTURE
                              (by January 1, 2008)

                   |Other Existing
          |--------| Unregulated
          |        |Subsidiaries
          |
          |          |Service
          |----------|Company
          |          |(CSWS)
          |
          |--------|   Power        |CPL      |PSO      |SWEPCO    |WTU
          |        | Generation-----|Genco----|Genco----|Genco ----|Genco
          |        |Company (PGC)
          |
          |--------|   Retail
          |        |  Electric                                 PSO
          |        |Provider (REP)                            Distco
CSW-------|                                                     |
          |-----|   Energy      ERCOT      SPP     CPL          | SWEPCO   WTU
                |  Delivery    Transco   Transco  Distco---|SPE | Distco  Ditsco
                |Company (EDC)    |         |       |           |    |       |
                 ------------     |         |       |           |    |       |
                             |    |         |       |           |    |       |
                              ------------------------------------------------

Section C) Financial and Legal Aspects of Business Separation. This section shall address the financial and legal aspects of the business separation including, but not limited to, the following issues:

      1. The impact of the reorganization on the capital structure of the newly created companies:

            (a) If common ownership is planned, what will be the capital structures of the new affiliated unbundled companies?
                  Under the proposed plan, during Stage 1, it is anticipated that the capital structures of the existing utility companies will remain largely unchanged. Those capital structures as of September 30, 1999, are as follows:

                       Capital           CPL         SWEPCO           WTU
                  Common Equity        48.5%          52.6%           49.7%
                  Preferred Stock       0.1%           0.4%            0.5%
                  Trust Preferred       5.3%           8.5%            0.0%
                  Long-Term Debt       46.1%          38.5%           49.8%
                        Total         100.0%         100.0%          100.0%

            Note: CPL   amounts   include   pro-forma    adjustments   for   the
                  reacquisition of $160 million of auction rate preferred stock in November and December 1999 and the issuance of $200 million of floating rate notes.

                  It is anticipated that the capital structures of the EDC, PGC and the REP will be initially financed primarily with short-term debt. During the Stage 1 period, as securities are retired or refinanced at the existing utility companies, new securities may be issued by the EDC or PGC. The capital structures of the EDC, PGC and the REP at the end of the Stage 1 period are not known at this time. As conditions and the financial markets' assessment of the risk profile of disaggregated utilities change, the capital structure requirements of the separate entities may change in order to maintain targeted bond ratings. The capital structure of the EDC will be provided in the April 1, 2000 Unbundled Cost of Service filing. Ms. Hargus addresses this issue in her testimony.

              (b) How will violations of existing debt indentures be avoided?
                  Substantially all long-term debt of the existing utility companies has been issued under first mortgage indentures and unsecured debt indentures which contain covenants and other contractual provisions which prohibit or provide significant restrictions on the transfer of assets from the corporate entities (the operating utility companies) which issued the debt. Transfer of legal title to the T&D and generation assets of the existing companies by January 1, 2002 would require retirement and refinancing of at least a major portion of this debt prior to January 1, 2002. This refinancing would cost an estimated additional amount of $35 million based on current interest rates. In the plan, CSW effects legal entity separation by January 1, 2002 of the separate businesses to the greatest extent consistent with compliance with the contractual requirements of the security instruments of the existing utility companies and the cost-effective retirement of the debt. From and after January 1, 2002, the T&D and generation operations and assets will be solely directed and managed by the new EDC and PGC as first-tier subsidiaries of CSW; the assets and liabilities of the existing utility companies and some portion of their operating personnel will remain at the existing utility companies during the Stage 1 transitional period under the plan, but will be totally separated, subject to all code of conduct requirements, and under the sole direction of the EDC or PGC, as applicable. The REP business and assets will be legally separated and operated from and after January 1, 2002. The Stage 1 transitional period in the CSW plan will permit CSW to retire securities at the lowest cost in accordance with their contract terms and provides CSW with a greater opportunity to refinance when market conditions are believed to be most advantageous. The Stage 1 transitional period provides CSW an opportunity to save at least $26 to 45 million net present value in refinancing costs by completing the refinancing no later than January 1, 2008 rather than by January 1, 2002. The testimony of Ms. Hargus provides detail regarding the present debt structures; the contractual restrictions on asset transfers; CSW's plan to refinance debt during the Stage 1 transitional period and the cost savings the Stage 1 transitional period will allow.

            (c) What restrictions will be imposed on common stock dividends from the subsidiary to the parent company? None. It is expected that the new subsidiary legal entities created by the separation plan will pay dividends and continue to use dividend policy to meet credit criteria and to balance their capital structures. The testimony of Ms. Hargus addresses this issue.

            (d) What will be the allocation of financial liabilities, equity, retained earnings, and any other stockholder accounts? The capital requirements of the EDC, PGC, and the REP are expected to be small during the Stage 1 transitional period and to be financed primarily with short-term debt. The ultimate capital structures of those companies and any other new legal entities to be formed by 2008 are not known at this time.

            (e) Will any new or existing credit support arrangements violate P.U.C. SUBST. R. 25.272(d)(7) or PURA ss.39.157(d)(17)?
                  No. Refinancing of existing securities during the Stage 1 period will not involve any pledges of utility assets or cash in violation of PURA or the rules of the PUCT. After Stage

                  2 begins in 2008, each of the separate EDC and PGC entities will finance its own requirements. The testimony of Ms. Hargus addresses this issue. Also, Mr. Roberson explains why the plan does not violate PURA or the Commission's rules.

            (f) Any other financial issues specific to the company which are relevant to the separation; and
                  CPL is seeking a financing order from the Commission permitting it to securitize approximately $1.3 billion of regulatory assets and other qualified costs. The proceeds from securitization will be used to retire CPL debt and equity, including a significant portion of CPL's FMBs. That request is pending before the Commission at this time. The level of CPL debt retired through securitization will also affect the cost of refinancing the remaining debt.

                  All of these issues are discussed in the testimony of Ms. Hargus.

     2. The legal structure of the newly created affiliated companies: retail electric provider (REP) and power generation companies (PGC), including:
            (a)   Structure (Corporation, Partnership, etc.);
                  The new entities may be organized as corporations, limited liability companies, limited partnerships, or other entities authorized by applicable state laws. No decision has yet been made regarding the legal structures, although when a decision is made it will be communicated to the Commission in a timely manner.
            (b) List of officers and directors, and to the extent that there are shared officers and directors, certification by affidavit describing the procedures and mechanisms in place to ensure that such sharing does not circumvent P.U.C. SUBST. R. 25.272(d)(3) or PURAss.39.157(d)(9); and

                  The officers and directors of the newly-created affiliate companies have not yet been named. It is likely that there will be shared officers or directors during Stages 1 and 2 of the plan. A listing of those officers and directors will be provided as soon as those decisions are made.

                  The affidavit of Mr. Roberson included as an attachment to this section explains how the sharing of officers and directors does not circumvent PUC Subst. R. 25.272 or PURA ss.39.157(d)(9), (g), or (i).

           (c) Location and legal mailing address of headquarters of each company. The location and legal mailing address of the newly-created REP and PGC have not yet been determined. That information will be provided by the fourth quarter of 2000.

                  The location and mailing address of the new EDC, as explained by Mr. Kissman, will be:

                              2 West 2nd Street
                              Tulsa, OK 74103

                                   ATTACHMENT
                                     SECTION
                                        C

                          AFFIDAVIT OF MARK D. ROBERSON


1. My name is Mark D. Roberson. I am over 18 years of age and competent to make this affidavit. I am employed by Central and South West Services, Inc. as Vice President Regulatory Affairs. I am an officer of the Company. This affidavit is filed pursuant to Section C-2 (b) of the Business Separation Plan Filing Package.

2. In addition to my duties as Vice President, Regulatory Affairs, I will be a member of the CSW Code of Conduct Management over sight team which will have responsibility to ensure that the Code of Conduct is complied with in all respects.

3. It is likely that after CSW's business separation plan is implemented the newly created utility will share officers and directors with its competitive affiliates. At this time CSW has not named any officers or directors of those entities.

4. I have carefully reviewed the CSW Code of Conduct and I am familiar with its provisions. In my opinion the following procedures and mechanisms contained in ss.4.4 and 4.5 of the Code of Conduct ensure that the sharing of such officers and directors will not circumvent PURA ss.39.157 (d)(9) or PUC SUBST.
R. 25.272(d)(3).

      ss.4.4  Employee transfers and temporary assignments.
            CSW will not assign, for less than one year, regulated company employees engaged in transmission or distribution system operations to a competitive affiliate unless the employee does not have knowledge of confidential information.

            Regulated company employees engaged in transmission or distribution system operations, including persons employed by the EDC, who are engaged in transmission system operations on a day-to-day basis or have knowledge of transmission or distribution system operations and are transferred to a competitive affiliate, will not remove or otherwise provide or use confidential property or information gained from the regulated company or EDC in a discriminatory or exclusive fashion, to the benefit of the competitive affiliate or to the detriment of non-affiliated electric suppliers.

            Movement of an employee engaged   in  transmission  or  distribution
            system operations, including a person employed by the EDC, who is engaged in transmission or distribution system operations
            on  a  day-to-day  basis  or  has       knowledge of transmission or
            distribution system operations from a utility to a competitive affiliate or vice versa, may be accomplished through either the employee's termination of employment with one company and acceptance of employment with the other, or a transfer to another company, as long as the transfer of an employee from the regulated company to an affiliate results in the utility bearing no ongoing costs associated with that employee. Transferring employees will sign a statement indicating that they are aware of and understand the restrictions and penalties set forth in this code. The regulated company will also post a conspicuous notice of such transfer on its Internet site or other public electronic bulletin board within 24 hours and for at least 30 days. The exception to this provision is that employees may be temporarily assigned to an affiliate or non-affiliated utility to assist in restoring power in the event of a major service interruption or assist in resolving emergency situations affecting system reliability. Consistent with the reporting requirements in part 5.

            of Attachment A, within 30 days of such a deviation from the code of conduct, the regulated company will report this information to the appropriate regulatory commission and will conspicuously post the information on its Internet site or other public electronic bulletin board for 30 days.

      ss.4.5  Sharing of office space.

            The regulated companies' office space will be physically separate from that of its competitive affiliates. The physical separation will be accomplished first by having office space in separate buildings. If separate buildings are not possible or practical, the separation will be accomplished by having offices on different floors with separate access, or the same floor with separate access. Physical separations with electronic or other secured access will be used to keep the regulated company's office space physically separate from its competitive affiliates.

5. In addition to the above provisions in the CSW Code of Conduct, all employees, officers and directors that serve in shared positions will receive specific training regarding their responsibility to avoid the sharing of any confidential information. Common officers and directors between regulated and non-regulated businesses will be required to sign statements annually indicating they understand the provisions of the Code of Conduct and identifying any areas of concern for consideration by the Code of Conduct Management Oversight Team.

6. A Code of Conduct Management Oversight Team will be established to ensure compliance with the Code of Conduct in all respects. This team will meet as required to resolve Code of Conduct issues and to monitor compliance meetings will occur no less frequently than annually, as long as CSW is subject to the provisions of the Code of Conduct.


                                    /S/ MARK D. ROBERSON
                                        MARK D. ROBERSON


SUBSCRIBED AND SWORN TO BEFORE ME this 7th day of January, 2000, to which witness my hand and official seal.


                                    /S/ STEVEN BEATY
                                    NOTARY PUBLIC, STATE OF TEXAS


MY COMMISSION EXPIRES:
                                    STEVEN BEATY
July 18, 1000                       Print Name of Notary

Section D) Separation of Functions and Operations. This section shall provide detailed information regarding the services provided by each company. The description of activities shall be organized according to the following order.

      1.    Holding company:
            (a)   PGC;
                  The primary services of the power generation company (PGC) will be the generation, purchase, and sale of energy and capacity in the wholesale energy market and the delivery and sale of generation-related ancillary services. These energy services are being performed by the existing utility companies at this time.

                  With the exception of the purchased power agreement for wind power from the SW Mesa Renewable Energy Project and purchased power agreements from qualifying facilities, all existing purchased power agreements and market-based wholesale contracts involving the CSW electric utilities will be assigned to PGC. The cost-based wholesale contracts will transfer to the PGC when legal ownership of the assets is transferred. The purchased power agreement for wind power from the SW Mesa Renewable Energy Project will be assigned to the CSW REP. The treatment of purchased power agreements with qualifying facilities under PURPA has not yet been determined, pending formulation of ERCOT and PUCT rules.


                  In addition, PGC will perform operations or services that are similar to services performed by CSWS Power Generation or other affiliates today. These functions and services include energy and gas trading, origination, scheduling and settlements, and the development of renewable projects. These functions and services are described in detail in the testimony of Mr. Isenberg.

                  Further, there are three areas in which services have been or could be performed for external customers of CSW by the power generation company. Those services are Engineering Services, Machine Shop Services, and Rail Car Maintenance Services. These services are described in detail in the testimony of Mr. Isenberg. The amount of work done to date in these areas has been relatively small. No waiver of the Competitive Energy Services rule is necessary for the provision of these services by the power generation company for the following reasons.
                  Engineering Services were provided by CSWS under an authorization by the SEC pursuant to an application on Form U-1 and not on behalf of the regulated electric companies, and the Competitive Energy Services rule allows competitive energy services to be provided by a company separate and apart from the regulated utility. The SWEPCO Machine Shop Services and Railcar Maintenance Services are not the types of services that are specifically listed in the rule as competitive energy services. None of these services provides any of CSW's electric operating companies a competitive advantage in the developing retail market. Finally, all of these services will be offered by the unregulated power generation company after business separation. In the event the PUCT does determine that any or all of these services are consistent with the description of competitive energy services contained in the rule, the power generation company seeks a good cause exception to the rule to continue these services until January 1, 2002, for the reasons enumerated above.

                  Other competitive opportunities will be considered but have not been identified at this time.

            (b)   Energy services previously performed by the regulated utility;
                  and
                  Generally, all of the operations, and services currently performed and provided by CSWS, Power Generation will be performed by the new power generation company. Exceptions include transmission dispatch and certain environmental services (environmental lab and waste management activities) which will not be performed by the new power generation company. Energy services previously performed by the regulated utilities that will be performed by the power generation company include the sale of energy and capacity in the wholesale energy market and the provision of generation-related ancillary services.

            (c) Other internal supplementary functions and services transferred from the regulated utility;
                  Internal supplemental functions and services transferred from the existing utility companies or CSWS to the power generation company will include:

                  -     fossil generation plant management and oversight
                  -     business planning including budgeting and forecasting
                  -     fossil plant operations and maintenance
                  - technical support including engineering services to plants
                  -     asset utilization and optimization
                  -     administrative support to plants
                  -     technical training development and implementation
                  -     production procurement (purchasing and contracting)
                  -     machinery, welding and equipment repair
                  -     STP management and oversight
                  -     oil, gas, coal, and lignite supply and procurement
                  -     fuel transportation arrangements
                  -     fuel contract management
                  -     generation dispatch

                  -     energy and fuel accounting
                  -     production-related regulatory reporting
                  -     environmental services (air, water)
                  -     environmental permitting

      The organization chart of the proposed power generation company is included in the attachments to this section. The testimony of Mr. Isenberg provides detail regarding the operation of, and services to be provided by, the power generation company.

      2. Transmission and distribution utility (T&D Utility):
            (a)   System services;
                  System services are those services essential to the transmission and distribution of electricity from the point of interconnection of a generation source or third-party electric grid facility to the point of interconnection with a retail customer or other third-party facility. The main system services to be offered by the new electric distribution company (EDC) include transmission use of system, distribution use of system, standard metering and billing services, street lighting services, and the associated customer services. The activities that must be performed to provide system services, described in detail in the testimony of Mr. Kissman, include the following:

                  Transmission System Services:

                  - The planning, design, construction, operation, maintenance, repair, retirement, and replacement of transmission facilities, equipment, and protective devices

                  -     The  regulation   and  control  of  electricity  in  the
                        transmission system

                  -     Transmission system voltage and power continuity

                  -     Response  to  electric  delivery   problems,   including
                        outages, interruptions, and voltage variations, and restoration of service in a timely manner

                  -     Commission-approved    public   education   and   safety
                        communication  programs specific to transmission systems

                  - Transmission utility billing system services including, but not limited to:

                        - generation of billing charges by application of rates to customers' meter readings, as applicable;

                        -  contract negotiation and administration  with   REPs,
                           end-use customers, and wholesale transmission customers for services rendered;

                        - presentation of charges to REPs and wholesale customers for the actual services provided and the rendering of bills;

                        - extension of credit to and collection of payments from REPs and wholesale customers;

                        -  disbursement of funds collected ;

                        -  customer account data management;

                        - customer information and call center activities related to billing inquiries by REPs and wholesale customers;

                        -  administrative  activities  necessary   to   maintain
                           billing accounts for REPs and wholesale customers;

                        -  an operating billing system;

                        -  error investigation and resolution;

                        -  electronic messaging and message handling; and

                        -  certain environmental services.

                  - Transmission utility end-use customer service related to system and discretionary services associated with energy efficiency programs, demand-side management administration, public safety advertising, tariff administration, and other Commission-approved end-use customer services.

                  Distribution System Services:

                  - The planning, design, construction, operation, maintenance, repair, retirement, and replacement of distribution facilities, equipment, and protective devices

                  - The regulation and control of electricity in the distribution system

                  -     Distribution system voltage and power continuity

                  -     Response  to  electric  delivery   problems,   including
                        outages,   interruptions,    voltage   variations,   and
                        restoration of service in a timely manner

                  - Commission-approved public education and safety communication programs specific to distribution systems

                  - Transmission and distribution utility metering system services including, but not limited to:

                        - ownership of standard meter equipment and meter parts;

                        - storage of standard meters and meter parts not in service;

                        - measurement or estimation of the electricity consumed or demanded by an end-use consumer during a specified period limited to the customer load usage necessary for the rendering of electric bills;

                        -     meter calibration and testing;

                        -     non-interval, interval, and remote meter reading;

                        - individual customer outage detection and usage monitoring;

                        -     theft detection and prevention;

                        -     customer account maintenance;

                        -     installation or removal of metering equipment;

                        -     operating metering system; and

                        -     error investigation and re-reads.

                  - Distribution utility billing system services including but not limited to:

                        - generation of billing charges by application of rates to end-use customers' meter readings, as applicable;

                        - contract negotiation and administration with REPs for services rendered;

                        - presentation of charges to REPs for the actual services provided and the rendering of bills;

                        - extension of credit to and collection of payments from REPs;

                        -     disbursement of funds collected;

                        -     customer account data management;

                        - activities related to handling billing inquiries from REPs on behalf of end-use customers;

                        - administrative activities necessary to maintain a REP billing account;

                        -     an operating billing system and support;

                        -     error investigation and resolution; and

                        -     electronic messaging and message handling.

                   - Distribution utility end-use customer services relating to system and discretionary services associated with energy efficiency programs, demand-side management programs, public safety advertising, tariff administration, and other Commission-approved end-use services

                   -    Street lighting service

            (b)   Discretionary services;

                  Discretionary services are services that are related to, but not essential to, the transmission and distribution of electricity from the point of interconnection of a generation source or third-party electric grid facilities to the point of interconnection with a retail customer or other third-party facilities. At this time, it is anticipated that the EDC will offer non-standard system connections or expansions as discretionary services. These services include all non-standard T&D facilities requested by the end-use customer, such as the provision of redundant service or special filter or voltage control devices, standard facilities in excess of the standard line extension policy, and non-standard or special metering required by wholesale and large end-use customers.

            (c)   Non-energy services; and

                  The EDC will offer other services which maximize the value of existing T&D system service facilities and are provided using existing personnel and facilities that are essential to the provision of T&D system services. These services will be provided on a nondiscriminatory basis to third parties, including cooperatives, municipals, wholesale customers, cable companies and telecommunications companies. Provision of these services allows the EDC to leverage existing facilities, equipment, contracts, and personnel, thereby reducing the overall cost of service. These services include the following:

                  -     Telephone and cable pole attachments

                  -     Contract tree management and forestry services

                  -     Dispatching    operation   services   for   transmission
                        facilities of other T&D utilities interconnected with the T&D facilities of CSW

                  -     Right-of-way leasing

                  - Provisions of emergency assistance to restore electric service

                  -     Transmission   line  and   substation   maintenance  and
                        operation services

                  -     Leasing of FCC-approved frequencies

            (d) Competitive energy services continued to be provided by the utility pursuant to commission waiver;

                  Competitive energy services are defined as "business activities which are capable of being provided on a competitive basis in the retail market." The EDC has no plans to offer competitive energy services after December 31, 2001. CSW does, however propose to continue the provision of information relating to customer usage other than as required to render electric bills, including pulse metering, for the period September 1, 2000 through December 31, 2001, to allow time for end-use customers taking this service to transition to new providers of this service. CSW plans to discontinue offering this service to new end-use customers after September 1, 2000 and will cease to offer it as of January 1, 2002. CSW may consider filing a petition to continue offering the service with the Commission at a later date if customers are unable to obtain similar services from alternative providers and continue to want the service. Since these are tariffed services, CSW proposes to continue these services in accordance with the treatment of outdoor security lighting by the Commission and a waiver is sought only if one is necessary. The testimony of Mr. Kissman and Mr. Berny address this request.

                  CSW also intends to continue providing tariff-related transformation services currently offered by SWEPCO. CSW does not believe that these services fall within the definition of competitive energy services and accordingly no waiver is sought for the continued provision of the services. If the Commission disagrees, CSW proposes to resolve this issue as set forth in the testimony of Messrs. Berny and Roberson.

            The organization charts for the proposed T&D utility are included in the attachments to this section.

      3.    REP;

            The primary purpose of CSW's REP will be to provide retail electric service to end-use customers. To accomplish this, the REP will acquire wholesale energy supply and necessary transmission services to meet its customers' needs. The REP will also provide other support services necessary to meet customers needs, including end-use customer billing services, end-use customer credit services, and end-use customer inquiry services. The testimony of Robert G. Goumaz addresses the functions of the REP.

      4. Competitive energy services previously performed by the regulated utility;
            CSW does not intend to transfer any of the competitive energy services currently offered by its existing utility companies to its REP. However, to the extent the dissolution of the WTU merchandising business is not complete by September 1, 2000, any remaining assets and related liabilities would be transferred from WTU, but no decision has been made as to whether the assets and liabilities will be transferred to the REP. It is likely that CSW's REP may provide competitive energy services as the market evolves and customers' requirements become better understood. Some of the services may be similar to those provided by the existing integrated utilities. However, any such services will be developed separate and apart from the competitive energy services currently offered by the existing integrated utility companies.

      5. Other internal supplementary functions and services transferred from the regulated utility;

            The internal supplementary  functions and services to be transferred
            from  the  existing  utility   companies  to  the  REP  include  the
            following:

            - Customer Accounting: the routine maintenance of customer accounts.

            - Customer Inquiries: primary communication with REP customers regarding service issues.

            - Technology Support: the required support for maintaining the REP' automated systems, computer hardware, and user support.

            - Supply Acquisition: the acquisition of energy supply from a variety of sources. While similar functions are performed by the integrated utility companies today, these functions are not expected to be transferred to the REP.

            -     Business Operations:  the back office requirements of the REP.

            - T&D Utility Coordination: the ongoing coordination with multiple T&D utilities. While resources in the existing integrated utility companies may have the skills required, the function itself does not exist and therefore cannot be transferred.

            - Sales and Account Management: sales and account management activities. While resources in the existing integrated utility companies may have the skills required, the operation itself does not exist and therefore cannot be transferred.

            The organization chart for the proposed REP is included in the attachments to this section.

         6. Corporate support services (CSS)(addressed separately in Section H); and
            Corporate support services are addressed separately in Section H.

         7. Other affiliates (newly created and existing).
            The company shall also provide supporting organization charts including the numbers of employees. The charts should have a pyramid structure with the top chart showing the organization of the holding company and all affiliated companies. For the PGC, T&D utility, REP, and CSS, charts shall show activities at the manager level.

            The following is a listing of other currently existing affiliates. No new affiliates, other than those addressed elsewhere in this BSP-FP, are contemplated at this time.

            CSW Energy - Develops, acquires, constructs, and owns and operates independent power projects in the United States. CSW Energy currently has 214 employees. An organization chart is included in the attachments to this section.

            CSW International - Engages in international activities including developing, acquiring, financing and owning the securities of exempt wholesale generators and foreign utility companies. CSWI currently has no employees. Therefore, no organization chart exists.

            C3 Communications - Provides automated metering, interval meter data and related products and services, and high-capacity city to city fiber networks for telecommunications carriers and other wholesale customers. Currently, C3 Communications employs approximately 100 people. An organization chart is included in the attachments to this section.

            Enershop - Provides energy services and energy service engineering and currently has 10 employees. An organization chart is included in attachments to this section.

            CSW Corporation - The parent company  provides  short-term financing
            through  the  CSW  Money  Pool.   There  are  no  employees  of  CSW
            Corporation.  Therefore, no organization chart exists.

            CSW Credit - Purchases (factors) the accounts receivable from the U.S. electric subsidiaries and other utilities. There are no employees at CSW Credit. Therefore, no organization chart exists.

            CSW Leasing -Leases long-term transportation equipment. There are no employees in CSW Leasing. Therefore, no organization chart exists.

            CSW Energy Services - Seeks to secure electricity supply business in states which will permit retail competition. There are no CSW Energy Services employees. Therefore, no organization chart exists.

            SEEBOARD - One of the 12 regional electric companies formed as a result of the restructuring and subsequent privatization of the United Kingdom electric industry in 1990. CSW acquired indirect control of SEEBOARD in 1996. SEEBOARD's principal business is the distribution and supply of electricity. In addition, SEEBOARD is engaged in gas supply, electric generation, and electrical contracting.

            SEEBOARD employs approximately 3,900 people. An organization chart is included in the attachments to this section.